Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS, 11TH FLOOR

NEW YORK, NEW YORK 10105

July 31, 2020

The OLB Group, Inc.

200 Park Avenue, Suite 1700
New York, NY 10166

Re: Registration Statement on Form S-1 (File No. 232368) of The OLB Group, Inc.

Ladies and Gentlemen:

We have acted as United States counsel to The OLB Group, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-232368) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company with the Commission of (A) up to 830,555 units, including the underwriters’ over-allotment option (the “Units” and each a “Unit”), with each Unit consisting of (i) one (1) share (the “Shares”) of the Company’s common stock, par value $0.0001 per share, (ii) two (2) Series A warrants (the “Series A Warrants”) to purchase one share of our common stock at an exercise price equal to $9.00 per share, exercisable until the fifth anniversary of the issuance date, and (iii) one-half (1/2) of a Series B warrant (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants,” and each a “Warrant”), with each whole Series B Warrant entitling the holder to purchase one share of our common stock at an exercise price equal to $4.50 per share, exercisable until the fifth anniversary of the issuance date; (B) the shares of common stock issuable upon the exercise of the Warrants (the “Warrant Shares”); (C) warrants to purchase common stock to be issued to the underwriters named in the Registration Statement (the “Underwriter’s Warrants”); and (D) the shares of common stock issuable upon the exercise of the Underwriter’s Warrants (the “Underwriter’s Warrant Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We understand that the Units are to be sold to the underwriters named in the Registration Statement for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and such underwriters (the “Underwriting Agreement”). We further understand that the Underwriter’s Warrants are to be issued to the underwriters named in the Registration Statement at the closing of the offering pursuant to the terms of the Underwriting Agreement.

In connection with the opinion expressed herein, we have examined the Underwriting Agreement, the Series A Warrant Agency Agreement and the Series B Warrant Agency Agreement (together, the “Warrant Agency Agreements”) and the Underwriter’s Warrant, and we have examined such additional documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that when the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), and when the offering is completed as contemplated by the Registration Statement, (i) the Shares will be validly issued, fully paid and non-assessable, (ii) the Warrants and Underwriter’s Warrants, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement the Warrant Agency Agreements, will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Underwriter’s Warrants and the Warrant Agency Agreements; (e) with respect to the Warrant Shares and the Underwriter Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Common Stock, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants and Underwriter Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued and (f) we have assumed the Exercise Price (as defined in the Underwriter’s Warrants and Warrant Agency Agreements) will not be adjusted to an amount below the par value per share of the Common Stock; and (iii) the Warrant Shares and Underwriter’s Warrant Shares, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Underwriter’s Warrants and the Warrant Agency Agreements, will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law of the State of Delaware and, as to the Warrants and Underwriter’s Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP